EXHIBIT 99.1

Republic Services, Inc. Reports
First Quarter Results

●	Company Reports First Quarter Earnings of $0.45 Per Share and $0.48 Per Share As Adjusted
●	Revenue Growth of $79 million Includes Average Yield of 2 Percent and Volume Growth of 2.5 Percent
●	Returned $191 Million to Shareholders through Dividends and Share Repurchases

PHOENIX (April 28, 2016) - Republic Services, Inc. (NYSE: RSG) today reported net income of $156.7 million, or $0.45 per diluted share, for the three months ended March 31, 2016, versus $172.4 million, or $0.49 per diluted share, for the comparable 2015 period. Excluding certain expenses, on an adjusted basis, net income for the three months ended March 31, 2016, was $167.3 million, or $0.48 per diluted share.

"Our strong pricing and volume growth continues to demonstrate the progress we have made with our strategy of profitable growth through differentiation," said Donald W. Slager, president and chief executive officer. "We continue to effectively execute against our plan, leaving us well-positioned to achieve our full year goals."

Mr. Slager further commented, "We completed our organizational realignment during the first quarter, which reduces costs and enables our local teams to be more nimble and effective in serving our customers. Additionally, we recently opened our first Customer Resource Center, which further enhances our customers' experience through dedicated customer service representatives, improved technology and additional communication channels."

First Quarter Financial Highlights:

*	Adjusted diluted EPS was $0.48 per share and adjusted free cash flow was $160 million; both were in-line with our expectations.

*	Revenue growth from average yield was 2 percent and volumes increased 2.5 percent. Volume growth included approximately 50 basis points from one additional workday.

*	Core price increased revenues by 3.4 percent, which consisted of 4.5 percent in the open market and 1.7 percent in the restricted portion of our business.

*	Adjusted EBITDA margin was 27.8 percent of revenue. The additional workday during the quarter lowered margin performance by approximately 50 basis points.

*	We returned $191 million total cash to our shareholders through dividends and share repurchases.

First Quarter Operational Highlights:

*	We advanced our revenue enhancing initiatives that are focused on creating a better customer experience and further differentiating our service offerings. For example:

•
We continue to increase the number of customers that do business with us digitally. We now have over 1.4 million customers active and enrolled in our MyResourceTM customer portal and mobile app. These tools significantly enhance customer interaction and connectivity.

•
We continue to convert contracts from CPI to a more favorable pricing mechanism. We now have approximately $325 million in annual revenue that is tied to a waste-related index for the annual price adjustment.

*	We advanced our fleet-based initiatives designed to improve productivity and lower costs. Currently:

•16 percent of our fleet operates on natural gas, up from 15 percent in the prior year
•73 percent of our residential fleet is automated, up from 69 percent in the prior year

•	81 percent of our fleet is certified under our standardized maintenance program, up from 64 percent in the prior year

*
We completed the planning and design of our Charlotte Customer Resource Center, which opened on April 4, 2016. The new state-of-the-art facility and technology promotes better levels of customer service, and will enable us to lower our cost structure once the transition is complete. We expect to open the other two Customer Resource Centers in the second half of 2016.

*
We realigned our field support functions by eliminating our region offices, and consolidating and reducing the number of area offices. We reinvested a portion of the savings back into our area offices by creating additional operating and functional support roles, which puts resources closer to our business and our customers.

Company Declares Quarterly Dividend

Republic announced today that its Board of Directors declared a regular quarterly dividend of $0.30 per share for shareholders of record on July 1, 2016. The dividend will be paid on July 15, 2016.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document.

About Republic Services

Republic Services, Inc. (NYSE: RSG) is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for their commercial, industrial, municipal, residential and oilfield customers. We’ll handle it from here.TM, the brand's tagline, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741

media@RepublicServices.com	investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33.4	$32.4
Accounts receivable, less allowance for doubtful accounts and other of $46.3 and $46.7, respectively	935.0	962.9
Prepaid expenses and other current assets	214.9	235.0
Total current assets	1,183.3	1,230.3
Restricted cash and marketable securities	95.7	100.3
Property and equipment, net	7,612.0	7,552.8
Goodwill	11,149.1	11,145.5
Other intangible assets, net	231.1	246.4
Other assets	268.0	260.6
Total assets	$20,539.2	$20,535.9
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$542.4	$577.4
Notes payable and current maturities of long-term debt	5.5	5.5
Deferred revenue	316.9	313.9
Accrued landfill and environmental costs, current portion	156.7	149.8
Accrued interest	70.1	71.6
Other accrued liabilities	718.7	716.6
Total current liabilities	1,810.3	1,834.8
Long-term debt, net of current maturities	7,554.9	7,527.4
Accrued landfill and environmental costs, net of current portion	1,679.1	1,677.9
Deferred income taxes and other long-term tax liabilities	1,128.9	1,131.8
Insurance reserves, net of current portion	283.3	278.1
Other long-term liabilities	316.8	309.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 346.8 and 346.0 issued including shares held in treasury, respectively	3.5	3.5
Additional paid-in capital	4,701.6	4,677.7
Retained earnings	3,190.9	3,138.3
Treasury stock, at cost (2.3 and 0.4 shares, respectively)	(101.7)	(14.9)
Accumulated other comprehensive loss, net of tax	(31.1)	(30.5)
Total Republic Services, Inc. stockholders' equity	7,763.2	7,774.1
Noncontrolling interests	2.7	2.5
Total stockholders' equity	7,765.9	7,776.6
Total liabilities and stockholders' equity	$20,539.2	$20,535.9

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenue	$2,248.6	$2,169.4
Expenses:
Cost of operations	1,381.4	1,304.3
Depreciation, amortization and depletion	243.2	233.4
Accretion	19.8	19.7
Selling, general and administrative	241.2	239.2
Withdrawal costs - multiemployer pension funds	5.6	—
Restructuring charges	11.9	—
Operating income	345.5	372.8
Interest expense	(92.7)	(88.6)
Interest income	0.5	0.3
Other expense, net	(0.7)	—
Income before income taxes	252.6	284.5
Provision for income taxes	95.7	112.0
Net income	156.9	172.5
Net income attributable to noncontrolling interests	(0.2)	(0.1)
Net income attributable to Republic Services, Inc.	$156.7	$172.4
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.45	$0.49
Weighted average common shares outstanding	345.4	353.3
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.45	$0.49
Weighted average common and common equivalent shares outstanding	346.7	354.8
Cash dividends per common share	$0.30	$0.28

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Three Months Ended March 31,
	2016	2015
Cash provided by operating activities:
Net income	$156.9	$172.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	263.0	253.1
Non-cash interest expense	11.6	11.0
Restructuring charges	11.9	—
Stock-based compensation	6.5	7.2
Deferred tax benefit	(3.3)	(11.4)
Provision for doubtful accounts, net of adjustments	4.6	4.9
Gain on disposition of assets, net and asset impairments	(0.9)	(1.4)
Withdrawal liability - multiemployer pension funds	5.6	—
Environmental adjustments	—	(1.3)
Excess income tax benefit from stock-based compensation activity and other non-cash items	(4.1)	(4.1)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	22.6	31.3
Prepaid expenses and other assets	(44.1)	12.3
Accounts payable	(39.7)	(34.0)
Restructuring expenditures	(5.3)	—
Capping, closure and post-closure expenditures	(11.7)	(9.3)
Remediation expenditures	(14.8)	(15.3)
Other liabilities	72.7	80.6
Cash provided by operating activities	431.5	496.1
Cash used in investing activities:
Purchases of property and equipment	(271.5)	(269.6)
Proceeds from sales of property and equipment	2.9	3.2
Cash used in business acquisitions, net of cash acquired	(6.0)	(509.4)
Change in restricted cash and marketable securities	4.6	2.9
Other	(0.2)	(0.5)
Cash used in investing activities	(270.2)	(773.4)
Cash used in financing activities:
Proceeds from notes payable and long-term debt	812.0	658.0
Proceeds from issuance of senior notes, net of discount	—	497.9
Payments of notes payable and long-term debt	(798.6)	(660.8)
Fees paid to issue senior notes and retire certain hedging relationships	—	(3.3)
Issuances of common stock	12.8	26.2
Excess income tax benefit from stock-based compensation activity	3.9	3.6
Purchases of common stock for treasury	(85.8)	(86.1)
Cash dividends paid	(103.7)	(98.7)
Other	(0.9)	(0.4)
Cash (used in) provided by financing activities	(160.3)	336.4
Increase in cash and cash equivalents	1.0	59.1
Cash and cash equivalents at beginning of year	32.4	75.2
Cash and cash equivalents at end of period	$33.4	$134.3

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2015. All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016		2015
Collection:
Residential	$551.1	24.5%	$551.7	25.5%
Small-container commercial	707.8	31.5	694.8	32.0
Large-container industrial	469.5	20.9	435.0	20.1
Other	8.9	0.4	9.0	0.4
Total collection	1,737.3	77.3	1,690.5	78.0
Transfer	268.2		251.2
Less: intercompany	(164.5)		(157.9)
Transfer, net	103.7	4.6	93.3	4.3
Landfill	489.4		456.2
Less: intercompany	(227.7)		(217.6)
Landfill, net	261.7	11.6	238.6	11.0
Energy services	18.7	0.8	24.1	1.1
Other:
Sale of recycled commodities	86.8	3.9	85.4	3.9
Other non-core	40.4	1.8	37.5	1.7
Total other	127.2	5.7	122.9	5.6
Total revenue	$2,248.6	100.0%	$2,169.4	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016	2015
Average yield	2.0%	2.1%
Fuel recovery fees	(1.4)	(0.7)
Total price	0.6	1.4
Volume	2.5	1.9
Recycled commodities	(0.1)	(1.0)
Energy services	(0.6)	—
Total internal growth	2.4	2.3
Acquisitions / divestitures, net	1.2	2.1
Total	3.6%	4.4%

Core price	3.4%	3.7%

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.2% and 2.4% for the three months ended March 31, 2016 and 2015, respectively. Core price as a percentage of related-business revenue was 3.7% and 4.1% for the three months ended March 31, 2016, and 2015, respectively.
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016		2015
Labor and related benefits	$472.0	21.0%	$442.9	20.4%
Transfer and disposal costs	179.0	8.0	160.4	7.4
Maintenance and repairs	218.3	9.7	198.5	9.1
Transportation and subcontract costs	122.2	5.4	117.3	5.4
Fuel	70.3	3.1	93.0	4.3
Franchise fees and taxes	108.4	4.8	102.7	4.7
Landfill operating costs	43.7	1.9	32.9	1.5
Risk management	45.7	2.0	36.7	1.7
Cost of goods sold	38.5	1.7	39.1	1.8
Other	83.3	3.8	80.8	3.8
Total cost of operations	$1,381.4	61.4%	$1,304.3	60.1%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016		2015
Salaries	$158.7	7.1%	$154.2	7.1%
Provision for doubtful accounts	4.6	0.2	4.9	0.2
Other	77.9	3.4	80.1	3.7
Total selling, general and administrative expenses	$241.2	10.7%	$239.2	11.0%

These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016	2015
Net income attributable to Republic Services, Inc.	$156.7	$172.4
Net income attributable to noncontrolling interests	0.2	0.1
Provision for income taxes	95.7	112.0
Other expense, net	0.7	—
Interest income	(0.5)	(0.3)
Interest expense	92.7	88.6
Depreciation, amortization and depletion	243.2	233.4
Accretion	19.8	19.7
EBITDA	$608.5	$625.9
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share were $0.45 for the three months ended March 31, 2016, as compared to $0.49 for the same period in 2015. During the three months ended March 31, 2016, we recorded a number of charges and other expenses that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share. These items primarily consist of the following:

	Three Months Ended March 31, 2016				Three Months Ended March 31, 2015
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$608.5	$252.6	$156.7	$0.45	$625.9	$284.5	$172.4	$0.49
Withdrawal costs - multiemployer pension funds	5.6	5.6	3.4	0.01	—	—	—	—
Restructuring charges	11.9	11.9	7.2	0.02	—	—	—	—
Total adjustments	17.5	17.5	10.6	0.03	—	—	—	—
As adjusted	$626.0	$270.1	$167.3	$0.48	$625.9	$284.5	$172.4	$0.49

We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016	2015
Cash provided by operating activities	$431.5	$496.1
Property and equipment received	(277.7)	(261.0)
Proceeds from sales of property and equipment	2.9	3.2
Cash paid related to negotiation and withdrawal costs - Central States Pension and Other Funds, net of tax	—	2.5
Restructuring payments, net of tax	3.2	—
Adjusted free cash flow	$159.9	$240.8
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows and the adjusted free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016	2015
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$271.5	$269.6
Adjustments for property and equipment received during the prior period but paid for in the following period, net	6.2	(8.6)
Property and equipment received during the period	$277.7	$261.0

The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of March 31, 2016 and December 31, 2015, accounts receivable were $935.0 million and $962.9 million, net of allowance for doubtful accounts of $46.3 million and $46.7 million, respectively, resulting in days sales outstanding of 38, or 25 days net of deferred revenue, compared to 38, or 26 days net of deferred revenue, respectively.
CASH DIVIDENDS
In January 2016, we paid a cash dividend of $103.7 million to shareholders of record as of January 4, 2016. As of March 31, 2016, we recorded a quarterly dividend payable of $103.4 million to shareholders of record at the close of business on April 1, 2016, which was paid on April 15, 2016.
STOCK REPURCHASE PROGRAM
During the three months ended March 31, 2016, we repurchased 1.9 million shares of our stock for $86.8 million at a weighted average cost per share of $44.87.
As of March 31, 2016, we had 344.5 million shares of common stock issued and outstanding.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include statements about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:

•
general economic and market conditions, including inflation and changes in commodity pricing, fuel, interest rates, labor, risk, health insurance and other variable costs that generally are not within our control, and our exposure to credit and counterparty risk;

•
whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, projected costs and expenses related to our landfills, fair values of acquired assets and liabilities assumed in our acquisitions, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	competition and demand for services in the solid waste and recycling industry;

•	price increases to our customers may not be adequate to offset the impact of increased costs, including labor, third-party disposal and fuel, and may cause us to lose volume;

•	our ability to manage growth and execute our growth strategy;

•
our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;

•
the impact on us of our substantial indebtedness, including on our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements;

•	our ability to retain our investment grade credit ratings for our debt;

•	our dependence on key personnel;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	our business is capital intensive and may consume cash in excess of cash flow from operations;

•	exposure to environmental liabilities or remediation requirements, to the extent not adequately covered by insurance, could result in substantial expenses;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and future legal proceedings, including litigation, audits or investigations brought by or before any governmental body;

•
severe weather conditions, including those brought about by climate change, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

•
compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•
potential increases in our costs if we are required to provide additional funding to any multiemployer pension plan to which we contribute or if a withdrawal event occurs with respect to any such plan;

•	the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies;

•	a cyber-security incident could negatively impact our business and our relationships with customers; and

•
acts of war, riots or terrorism, including the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States.

The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 for further discussion regarding our exposure to risks. You should be aware that any forward-looking statement in this press release speaks only as of the date on which we make it. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statement made in this press release. You should not place undue reliance on any forward-looking statement. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events.